Exhibit 99.1

Shengkai Innovations Appoints Albert Wong & Co. as New Auditor

TIANJIN, China, August 10, 2011 -- Shengkai Innovations, Inc. (Nasdaq GM:VALV) (the “Company”), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced that its auditor BDO China Li Xin Da Hua CPA Co., Ltd. (“BDO”) resigned on August 4, 2011 because parties were unable to agree to BDO’s proposed increase in their fee for conducting its 2011 audit.

BDO had proposed to increase its 2011 audit fee from $200,000 to $610,000, which management felt was too sizeable and unjustifiable.

The Audit Committee of the Company then appointed Albert Wong & Co. (“AW”) as its new independent registered public accounting firm on August 4, 2011. AW was previously engaged as the independent registered public accounting firm for the Company for the years ended June 30, 2008 and 2009, and resigned on June 28, 2010.

“We look forward to welcoming back Albert Wong & Co. as our new independent registered public accounting firm and working with them.  They were with us when we went public and we have been pleased with their level of service and expertise. Because of Albert Wong & Co.’s familiarity with the Company and its operations, we do not believe that our year end audit will be unduly delayed by the change in auditors in any way,” said Mr. Chen Wang, Chief Executive Officer of the Company.

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 400 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company joined the supply network of China National Petroleum Corporation (“CNPC”) in 2006 and subsequently received a CNPC Certificate of Material Supplier for valve products in 2011.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact

Shengkai Innovations, Inc.
David Ming He, CFO
+86-22-5883-8509
ir@shengkai.com
http://www.shengkaiinnovations.com

Grayling
Shiwei Yin
+1 646-284-9474
shiwei.yin@grayling.com